Exhibit 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated April 10, 2018 with respect to the financial statements of Progressive Environmental Services, Inc. for the year ended December 31, 2017 included in the Current Report on Form 8-K of NRC Group Holdings Corp. filed with the Securities and Exchange Commission on April 5, 2019, which are incorporated by reference in this Registration Statement on Form S-4.  We consent to the incorporation by reference of said report in this Registration Statement on Form S-4 , and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Jaynes, Reitmeier, Boyd & Therrell, P.C.

July 31, 2019